                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-39692

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2000)


                                  $500,000,000
                            [REDBACK NETWORKS LOGO]

              5% Convertible Subordinated Notes due April 1, 2007

       (and Shares of Common Stock issuable upon conversion of the Notes)

                               -----------------

     This Prospectus Supplement supplements the Prospectus dated July 26, 2000 relating to resales by selling holders of our 5% Convertible Subordinated Notes due April 1, 2007 (the "Notes") and shares of our common stock into which the Notes are convertible. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "RBAK."

                               -----------------

     The information in the table appearing in the prospectus under the heading "SELLING HOLDERS" is superseded in part and supplemented by the information appearing in the following table:


                                                                                                                     Shares of
                                                                   Notes            Number of                         Common
                                                                Beneficially        Shares of                          Stock
                                  Notes                            Owned             Common         Number of       Beneficially
                               Beneficially                        After              Stock         Shares of        Owned After
                                  Owned          Notes          Offering(1)        Beneficially      Common         Offering(1)(2)
                                Prior to        Offered         (in $1,000)           Owned           Stock          (in $1,000)
                                Offering        Hereby       ------------------      Prior to        Offered      ------------------
   Name of Selling Holders     (in $1,000)    (in $1,000)        #        %         Offering(2)       Hereby          #        %
-----------------------------  -----------    -----------    ------------------    ------------    ------------   ------------------
BP Amoco PLC. Master Trust...       2,400          2,400         0        0              12,583          12,583         0        0
BT Opportunity...............       1,000          1,000         0        0               5,243           5,243         0        0
BTS Strategy.................       1,000          1,000         0        0               5,243           5,243         0        0
Goldman Sachs and Company....       3,000          3,000         0        0              15,729          15,729         0        0
Hotel Union & Hotel Industry
 of Hawaii...................         990            990         0        0               5,190           5,190         0        0
ITG, Inc.....................         300            300         0        0               1,572           1,572         0        0
Jefferies & Company Inc......          21             21         0        0               1,101           1,101         0        0
Lehman Brothers Inc..........         500            500         0        0                2621            2621         0        0
McMahan Securities Co. L.P...         110            110         0        0                 576             576         0        0
PHEP IV, LLC.................         222            222         0        0               1,163           1,163         0        0
Sage Capital.................       4,300          4,300         0        0              22,544          22,544         0        0
Tracor, Inc. Employees
 Retirement Plan.............         335            335         0        0               1,756           1,756         0        0
Viacom Inc. Pension Plan
 Masters Trust...............         132            132         0        0                 692             692         0        0

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(1) It is unknown if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

(2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after March 13, 2001 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling securityholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling securityholders.

                               -----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR SHARES OF THE COMMON STOCK OFFERED HEREBY.

                               -----------------

 These securities have not been approved or disapproved by the Securities and
      Exchange Commission or any state securities commission nor has the
          Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this
                Prospectus. Any representation to the contrary
                            is a criminal offense.

                               -----------------

           The date of this Prospectus Supplement is March 13, 2001.